Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

September 26, 2019

Applied Genetic Technologies Corporation

14193 NW 119th Terrace, Suite 10

Alachua, FL 32615

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 3,146,140 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2013 Equity and Incentive Plan (the “2013 Plan”).

In arriving at the opinion expressed below, we have examined and relied upon the Certificate of Incorporation, as amended and restated to date, and Bylaws, as amended and restated to date, of the Company, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the 2013 Plan, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

We have assumed that all Shares to be issued under the 2013 Plan, whether issued directly or upon the exercise or vesting of awards under the 2013 Plan, will be issued in accordance with the applicable terms of the 2013 Plan and such awards. We have also assumed that the consideration to be received by the Company for the Shares have a value that equals or exceeds the par value thereof.

In rendering the opinion expressed below, we express no opinion other than as to the federal laws of the United States and the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered by the Company in accordance with the terms of the 2013 Plan and the awards thereunder against the Company’s receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie S. Aarestad
a Partner